Exhibit 10.4
EMPLOYMENT CONTRACT AGREEMENT
     THIS AGREEMENT made and entered into on this 12th day of September, 2005 by and between the following parties:
A.	Inn of the Mountain Gods Resort and Casino, a Mescalero Apache Tribal enterprise at 287 Carrizo Canyon Road, Mescalero, New Mexico 88340, hereinafter referred to as “IMG”.

B.	Lance Kintz, CPA, 13436 N. 87th Street, Scottsdale, Arizona, 85260, hereinafter referred to as “Kintz”.
     THE PARTIES AGREEING AS FOLLOWS:
     Overview of situation: Robert Half, Inc., (RHI) and Protiviti, LLC, recommended IMG use Kintz as a consultant to fill in the void at IMG created in August 2005 when both the CFO and Financial Director/Control resigned.
     Kintz, an independent contractor and employee of RHI had his timesheets approved by IMG management, after which RHI bills IMG for Kintz’s services.
     RHI, in hiring Kintz, understood the unique nature of Kintz’s services, in which he frequently becomes an employee of the company, enabling him to complete the full scope of his services. Also unique to Kintz, even as an employee, is the short-term nature of his projects. His specialties include turnarounds, restructuring and acquisitions.
     IMG’s situation is common place in Kintz’s area of specialization. It is agreed by all parties the “fit” and suitability of Kintz’s expertise will benefit IMG. Kintz and IMG management are in the process of preparing a short, specific list of projects and deliverables to be completed in an estimated six (6) months time frame — a typical engagement for Kintz, when employed full time.

     Based upon this overview and the agreement of IMG and Kintz the parties agree as follows:
1.	Kintz shall be employed by IMG as a full time employee at the rate of $15,000.00 per month commencing as of September 19, 2005.

2.	The term of such employment is presently estimated by the parties at six (6) months.

3.	That in addition, Kintz will be paid for reasonable travel to and from Scottsdale, Arizona and reimbursement for direct business expenses. Kintz is self insured for medical health insurance and due to the short term nature of his employment he shall not be included in the IMG’s employment benefit retirement plan.

4.	Kintz shall be included under the IMG’s D&O liability policy or other coverage.

5.	Based upon the unique specialization of Kintz and the nature of the scope of employment of Kintz there shall be no severance agreement in regard to employment of Kintz. When Kintz and IMG have reached a mutually satisfactory termination of the projects provided by this agreement, the assignments to Kintz have been completed to the mutual satisfaction of the parties, Kintz will become a free agent including exercising his option to resume consulting.

6.	The compensation as outlined above, other than bonuses set forth herein shall be paid in advance, monthly to Kintz. Payments shall be paid on the first day of each month. Payment for the period of September 19 — September 30, 2005 has been prorated.

7.	IMG and Kintz represent and agree to each other that satisfactory arrangements have been made with RHI and Protiviti LLC as to the terms stated herein and

IMG further represents that the Management Board has approved Kintz as acting Chief Financial Officer for the IMG.

8.	IMG may terminate Kintz with or without cause at any time. IMG agrees that Kintz shall be entitled to a thirty (30) day notice of any termination of his employment. The only exception to same would be a mutual agreement by Kintz and the IMG that the tasks or projects covered by this agreement have been completed.

9.	The parties agree that the general outline or scope of the services to be performed by Kintz is as follows:
A.	Performance of duties customarily performed by a CFO of a publicly traded corporation, including completion of all reports and filings required by the securities laws.

B.	Other projects and duties as may be agreed upon by the parties.
10.	In consideration of this agreement, IMG has paid Kintz a sign on bonus of $12,000.00.

11.	At the end of the contract period and the completion of the projects by Kintz, the parties shall also discuss other equitable bonus arrangements for Kintz.

12.	IMG represents and agrees that they have arranged with RHI for appropriate compensation to RHI for transfer of Kintz from his consultant status to an employee of IMG and all costs related to such arrangement shall be the sole expense of IMG.

13.	This is a personal services agreement between the parties and may not be assigned by either party.

14.	Kintz shall report to the Chief Operating Officer.

15.	For purposes of notices under this agreement the following addresses shall be applicable:
A.	Inn of the Mountain God Resort and Casino 287 Carrizo Canyon Road, Mescalero, New Mexico 88340.

B.	Lance Kintz, CPA 13436 N. 87th Street, Scottsdale, Arizona 85260.

C.	A copy of any notice shall be sent to F. Randolph Burroughs, Esq. 906 Virginia Avenue, Alamogordo, New Mexico 88310. Notice to Mr. Burroughs is not notice under the terms and provisions of this agreement.
16.	This Agreement shall be governed in all respects by the laws of the Mescalero Apache Tribe.

17.	The parties acknowledge that this agreement has been negotiated and executed in Mescalero, Otero County, New Mexico. Performance under this agreement shall be in Mescalero, New Mexico. Any litigation that may be brought by either IMG or Kintz involving the enforcement of this agreement or the rights, duties or obligations of this agreement shall be brought exclusively in the Tribal Court, Mescalero, New Mexico or federal courts having jurisdiction over the Mescalero Apache Tribe.

18.	The parties agree to execute any and all other instruments necessary for implementing the terms and provisions of this agreement.

19.	This agreement constitutes the entire contract between the parties relative to the subject matter hereof. Any previous agreement between the parties with respect to the subject matter hereof is superseded by this agreement.
Inn of the Mountain Gods Resort and
Casino:

/s/ Mark R. Chino	/s/ Lance Kintz

Mark R. Chino, Chairperson	Lance Kintz, CPA

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